DERIVED INFORMATION [2/3/06]

 [$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Debt to Income of IO

Mortgage Loans

Debt to Income Buckets	Number of Loans	Aggregate Principal Balance as of Cut-off Date		AVG	WA	WA	WA	WA
			% of Aggregate IO Principal Balance as of Cut-off Date	CURRENT BALANCE	GROSS CPN	COMBLTV	FICO	DTI
0.0	1	$ 75,000	0.0	$ 75,000	7.25	60.0	628	0.0
5.1 - 10.0	3	$ 1,568,000	0.5	$ 522,667	7.45	84.7	659	6.3
10.1 - 15.0	7	$ 2,314,000	0.8	$ 330,571	7.43	87.8	621	12.8
15.1 - 20.0	14	$ 3,589,829	1.2	$ 256,416	7.22	83.6	646	17.8
20.1 - 25.0	27	$ 5,833,171	1.9	$ 216,043	7.09	86.6	643	22.6
25.1 - 30.0	57	$ 3,589,888	4.4	$ 238,419	7.43	84.5	642	27.6
30.1 - 35.0	96	$ 22,818,577	7.4	$ 237,694	7.21	88.5	643	33.0
35.1 - 40.0	139	$ 34,769,514	11.3	$ 250,140	7.37	89.1	652	37.6
40.1 - 45.0	292	$ 78,282,048	25.4	$ 268,089	7.32	89.7	651	42.8
45.1 - 50.0	481	$ 136,962,106	44.5	$ 284,745	7.13	92.0	654	48.1
50.1 - 55.0	30	$ 8,070,831	2.6	$ 269,028	6.79	88.0	641	52.1
55.1 - 60.0
Total:	1147	$ 307,872,965	100.0	$ 268,416	7.22	90.1	651	42.3

Fico Scores of IO Mortgage Loans

Fico Score Buckets	Number of Loans	Aggregate Principal Balance as of Cut-off Date		AVG	WA	WA	WA
			% of Aggregate IO Principal Balance as of Cut-off Date	CURRENT BALANCE	GROSS CPN	COMBLTV	FICO
501 - 525	1	$ 170,000	0.1	$ 170,000	7.95	68.0	518
526 - 550	1	$ 225,000	0.1	$ 225,000	7.41	90.0	549
551 - 575	7	$ 1,518,475	0.5	$ 216,925	7.66	79.3	561
576 - 600	133	$ 32,170,591	10.4	$ 241,884	7.36	83.7	590
601 - 625	239	$ 61,205,856	19.9	$ 256,091	7.39	85.5	614
626 - 650	306	$ 75,493,920	24.5	$ 246,712	7.34	91.0	639
651 - 675	214	$ 61,570,417	20.0	$ 287,712	7.12	92.3	662
676 - 700	116	$ 33,658,850	10.9	$ 290,163	7.01	93.4	688
701 - 725	68	$ 21,126,626	6.9	$ 310,686	7.00	94.7	710
726 - 750	33	$ 9,850,439	3.2	$ 298,498	6.86	95.6	737
751 - 775	19	$ 6,781,190	2.2	$ 356,905	6.76	94.9	763
776 - 800	9	$ 3,601,600	1.2	$ 400,178	7.48	97.5	786
801 >=	1	$ 500,000	0.2	$ 500,000	5.59	46.2	806
Total:	1147	$ 307,872,965	100.0	$ 268,416	7.22	90.1	651

Documentation Type of IO Mortgage Loans

Documentation Type	Number of Loans	Aggregate Principal Balance as of Cut-off Date		WA	WA	WA
			% of Aggregate IO Principal Balance as of Cut-off Date	GROSS CPN	COMBLTV	FICO
Full	850	$ 221,583,606	72.0	7.05	89.0	643
Limited	132	$ 38,073,650	12.4	7.73	94.5	661
Stated	164	$ 48,140,708	15.6	7.62	91.9	680
No Doc	1	$ 75,000	0.0	7.25	60.0	628
Total:	1,147	$ 307,872,965	100.0	7.22	90.1	651

Product Type of IO Loans*

Product Type	Number of Loans	Aggregate Principal Balance as of Cut-off Date		WA	WA	WA
			% of Aggregate IO Principal Balance as of Cut-off Date	GROSS CPN	COMBLTV	FICO
Arm 2/28 - 24m IO	18	$ 4,389,519	1.4	7.43	84.6	633
Arm 2/28 - 60m IO	1008	$ 273,429,986	88.8	7.21	90.2	650
Arm 2/28 - 120m IO	14	$ 3,689,345	1.2	7.12	92.8	672
Arm 3/27 - 36m IO	2	$ 293,500	0.1	7.07	89.7	628
Arm 3/27 - 60m IO	68	$ 16,146,550	5.2	7.40	92.2	655
Arm 3/27 - 120m IO	2	$ 521,500	0.2	7.35	87.2	634
Arm 5/25 - 60m IO	8	$ 2,816,288	0.9	6.56	84.9	690
Fixed Rate - 60m IO	23	$ 5,968,676	1.9	7.25	87.1	656
Fixed Rate - 120m IO	4	$ 617,600	0.2	7.29	86.8	612
Total:	1147	$ 307,872,965	100.0	7.22	90.1	651

* the types are examples, if there is a more detailed description of the IO (i.e. 2/27 60 mo IO balloon 40/30), it would be much appreciated. Thx.